EXHIBIT 10.1

MASTER QUALIFIED ESCROW AGREEMENT
Bank of Texas, N. A., Petroleum Strategies, Inc.,
and Toreador Resources Corporation

This Master Qualified Escrow Agreement (the “Escrow Agreement”) is made and entered into as of this 9th day of January, 2004, by and between PETROLEUM STRATEGIES INC., a Texas corporation (“Intermediary”), BANK OF TEXAS, N. A., a national banking association (“Bank”), as Qualified Escrow Holder (“Qualified Escrow Holder”), and TOREADOR RESOURCES CORPORATION, a Delaware corporation (“Exchangor”), with respect to the following facts:

WHEREAS, Exchangor desires to exchange properties in various transactions qualifying for nonrecognition of gain or loss under Code Section 1031 and the Regulations published thereunder; and

WHEREAS, subject to the terms and conditions set forth in written Deferred Exchange Agreements, (the “Exchange Agreement”), Exchangor will engage Intermediary to act as a Qualified Intermediary with respect to the exchange of properties; and

WHEREAS, subject to the terms and conditions set forth herein, Exchangor and Intermediary desire to establish a Qualified Escrow Account which meets the requirements of Regulations Section 1.1031(k)-1(g)(3) and engage Bank to act as the holder of the Qualified Escrow Account (“Qualified Escrow Account”) with respect to the exchange of properties and Bank desires to be engaged in such capacity:

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

Exchangor and Intermediary hereby appoint the Qualified Escrow Holder as the escrow agent under this Master Qualified Escrow Agreement, and Qualified Escrow Holder hereby accepts said appointment, subject to the following terms and conditions:

1.	Qualified Escrow Account. Intermediary shall secure its obligations to Exchangor pursuant to the Exchange Agreement by all money or other property (hereafter called “Funds”) deposited in the Qualified Escrow Account maintained by Qualified Escrow Holder and governed by the terms of this Escrow Agreement.

1.1	Exchangor's Rights to Funds Held by Qualified Escrow Holder.

1.1.1	General Rule. Except as provided in Sections 1.1.2, 1.1.3, and 1.1.4, the Exchangor has no rights to receive, pledge, borrow or otherwise obtain the benefits of any Funds held by Intermediary or its Qualified Escrow Holder.

1.1.2	No Replacement Property Identified. If the Exchangor has not identified any Replacement Property by the end of the Identification Period, Qualified Escrow Holder shall deliver to Exchangor all Funds which it holds in connection with an exchange within two (2) business days after receipt of written notice by Intermediary and written confirmation by Exchangor that the Identification Period has ended and Exchangor has not identified any Replacement Property by the end of the Identification Period.

1.1.3	Events After the Identification Period. Subject to Section 1.1.4, if the Exchangor has identified the Replacement Property by the end of the Identification Period, Qualified Escrow Holder shall deliver to Exchangor all Funds which it holds in connection with an exchange within two (2) business days of receipt of written notice by Intermediary and written confirmation by Exchangor that the first of the following events has occurred:

(a)	Conveyance of the last Replacement Property to which Exchangor is entitled in connection with an exchange;

(b)	Expiration of the Exchange Period; or

(c)	Occurrence of a contingency in connection with an exchange identified in a written amendment to the Exchange Agreement which satisfies Regulations Section 1.103(k)-1(g)(6)(iii)(B).

1.1.4	Transactional or Closing Costs. Section 1.1.1 notwithstanding, Qualified Escrow Holder may disburse Funds, as reasonably as instructed pursuant to Section 4, necessary to consummate the acquisition and transfer of both the Replacement Property and Relinquished Property and to pay any additional items described in Regulations Section 1.103(k)-1(g)(7).

1.2	Adjustments to Purchase Price.

1.2.1	Additional Sales Proceeds. In the event the Qualified Escrow Account has not been terminated and the Funds held in connection with an exchange have not been disbursed pursuant to the terms hereof, and the final adjusted purchase price (as defined in the Sale Agreement) of the Relinquished Property exceeds the Initial Exchange Credit, then such excess will be deposited into the Qualified Escrow Account together with interest (if any in accordance with the Sale Agreement) by the purchaser or transferee of the Relinquished Property as directed in writing by Intermediary.

1.2.2	Refund of Sales Proceeds. In the event the Qualified Escrow Account has not been terminated and the Funds held in connection with an exchange have not been disbursed pursuant to the terms hereof, and the Initial Exchange Credit exceeds the final adjusted purchase price (as defined in the Sale Agreement) of the Relinquished Property, then the Qualified Escrow Holder will remit to Purchaser of the Relinquished Property an amount equal to such excess, together with interest (if any in accordance with the Sale Agreement) as directed in writing by Intermediary.

1.2.3	Adjustments After Termination. In the event that the Qualified Escrow Account shall have terminated or the Funds held in connection with an exchange have been disbursed prior to determination of the final adjusted purchase price (as defined in the Sale Agreement) of the Relinquished Property, no Funds relating to the adjusted purchase price will be deposited into or remitted from the Qualified Escrow Account. Any adjustments to the purchase price will be settled between the Exchangor and purchaser or transferee of the Relinquished Property.

1.3	Indemnity Agreement. Bank’s agreement to act as Qualified Escrow Holder is conditioned on and subject to the Indemnity Agreement set forth on Exhibit “A” attached hereto and incorporated herein. The provisions of this Indemnity Agreement shall survive the termination hereof.

1.4	Not Disqualified Person. Exchangor hereby represents that Bank is not a Disqualified Person, as defined in Regulations Section 1.1031(k)-1(k).

1.5	Compliance with Regulations Section 1.1031(k)-1(g). This Section is intended to comply with the requirements of Regulations Section 1.103(k)-1(g), and any ambiguity or inconsistency shall be interpreted in a manner so as to permit the escrow account established hereunder to be treated as a Qualified Escrow Account.

1.6	Agency. Qualified Escrow Holder’s actions pursuant to this Escrow Agreement are solely as agent for Intermediary and occur pursuant to its direction and control. All Funds held in the Qualified Escrow Account are held by Bank in its capacity as agent and shall be held in a segregated account for the benefit of Exchangor.

1.6.1	Waiver of Termination Rights. Exchangor hereby expressly waives any rights it has or may have to terminate the Qualified Escrow Account, dismiss Bank as Escrow Holder, or to otherwise modify, or amend the terms or conditions of the Qualified Escrow Account without the express written consent of Intermediary, which shall not be unreasonably withheld.

1.7	Interest. Exchangor is entitled to receive all interest earned on the Qualified Escrow Account, provided that Exchangor has no rights to receive, pledge, or otherwise obtain the benefits of such interest prior to the time when the Funds held by Qualified Escrow Holder may be disbursed to Exchangor, pursuant to Section 1.1 of this Escrow Agreement.

2.	Escrowed Funds. All Funds from the sale of the Relinquished Property to which Intermediary is entitled as Qualified Intermediary under terms of the Exchange Agreement will be deposited into the Qualified Escrow Account. Exchangor may deposit additional Funds at its discretion to complete the purchase of Replacement Property under terms of the Exchange Agreement. All Funds deposited hereunder and all earnings thereon shall be hereinafter referred to as “Escrowed Funds.” Qualified Escrow Holder shall hold the Escrowed Funds and make disposition thereof pursuant to the terms of this Escrow Agreement.

2.1	Exchange Credit. Exchangor shall be credited on the books and records of Intermediary and Qualified Escrow Holder with an exchange credit for an exchange, which at any given time shall be the aggregate of the following:

2.1.1	Initial Exchange Credit. This Initial Exchange Credit, which is the cash and other consideration paid at Closing pursuant to a Sale Agreement;

2.1.2	Qualified Escrow Holder Fees. Less the fees set forth in Section 6 to Qualified Escrow Holder for its services under the Escrow Agreement;

2.1.3	Acquisition of Replacement Property. Less all payments to acquire Replacement Property under the Exchange Agreement;

2.1.4	Costs and Charges. Less any and all remaining costs, charges, commissions, or other expenses incurred or paid by Intermediary in the conveyance of the Relinquished Property, the acquisition of the Replacement Property, or an exchange;

2.1.5	Interest Earned. Plus the amount of any interest earned on the Exchange Credit;

2.1.6	Adjustments to Purchase Price. Plus the amount of any deposits made into the Qualified Escrow Account in accordance with Section 1.2.1, and less any disbursements made from the Qualified Escrow Account in accordance with Section 1.2.2;

2.1.7	Additional Escrowed Funds. Plus the amount of any additional deposits made by Exchangor into the Qualified Escrow Account, in accordance with Section 1.2.1, and less any disbursements made from the Qualified Escrow Account in accordance with Section 1.2.2;

3.	Investment. Unless otherwise requested in writing by Intermediary, the Escrowed Funds shall be invested in Certificates of Deposit or a Money Market Account, or other investment vehicle as directed by Intermediary and confirmed in writing by Exchangor. Interest earned thereby from time to time shall become a part of the Escrowed Funds. If Qualified Escrow Holder receives a written request from Intermediary for the Escrowed Funds to be invested differently, specifying the type of investment vehicle, the Escrowed Funds shall be so invested. Any sales of investments will be made upon receipt of written direction by Intermediary. All investments are to be convertible into cash within two (2) business days after receipt of notification from Intermediary. Receipt of the Escrowed Funds and investment of such funds shall be confirmed by Qualified Escrow Holder as soon as practical by account statement unless otherwise indicated; any discrepancies therewith shall be noted by Intermediary or Exchangor to Qualified Escrow Holder within a reasonable time prior to the next account statement. Failure to inform Qualified Escrow Holder in writing of any discrepancies shall conclusively be deemed confirmation of the account statement in its entirety. For purposes of this paragraph, (a) each account statement shall be deemed to have been received by the party to whom directed on the earlier to occur of (i) actual receipt thereof and (ii) three “Business Days” (hereinafter defined) after the deposit thereof in the United States Mail, postage prepaid, and (b) the term “Business Day” shall mean any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in Dallas, Texas. Qualified Escrow Holder shall have no liability to any party for any loss or lack of investment yield resulting from investment, sale or reinvestment of the Escrowed Funds and shall not be liable for failure to invest Escrowed Funds absent written direction.

4.	Disbursement. Qualified Escrow Holder shall disburse either by check or wire transfer from the Escrowed Funds such amount as directed in writing by Intermediary and confirmed in writing by Exchangor within two (2) business days after receipt of written notice and confirmation.

4.1	Written Authorizations. Qualified Escrow Holder shall rely upon written authorization when communicated by facsimile, mail or courier delivery and signed by one of the signatories for Intermediary and one of the signatories for Exchangor as authorized on Exhibit B of this Escrow Agreement. Such written authorization with counterpart signatures shall be accepted. Each party shall have the right, upon prior notice to the other parties in the manner provided herein, to change or add to the signatories listed on Exhibit B of this Agreement.

5.	Close of the Qualified Escrow Account. Subject to Section 1.1, upon written instructions from Intermediary and written confirmation by Exchangor this Escrow Agreement shall be terminated, the Qualified Escrow Account closed, and any remaining Escrowed Funds shall be disbursed to Exchangor.

6.	Fees. Qualified Escrow Holder is hereby instructed to pay from the Qualified Escrow Account:

6.1	Qualified Escrow Holder Fees. Compensation for services rendered by Qualified Escrow Holder shall be in accordance with Exhibit “C” attached hereto. The agreed Escrow Holder fee shall be payable from the Escrowed Funds upon Qualified Escrow Holder’s receipt of written notice of expiration of the first Exchange Period and annually thereafter. If applicable, the exchange transactions charge shall be payable from the Escrowed Funds upon Qualified Escrow Holder’s receipt of written notice by Exchangor confirming receipt of invoice from Qualified Escrow Holder and approval of amount invoiced. If the Qualified Escrow Holder’s fees exceed the amount of the Escrowed Funds, Exchangor will remit to Qualified Escrow Holder the amount of such excess. In the event the Exchangor for any reason fails to pay any such fees and expenses as and when the same are due, any such unpaid fees and expenses shall be charged to and set-off and paid from the Escrowed Funds by Qualified Escrow Holder upon termination.

6.2	Extraordinary Cost Reimbursement. Qualified Escrow Holder shall be reimbursed from the Escrowed Funds for any extraordinary expenses incurred by Qualified Escrow Holder under this Escrow Agreement during any Exchange Period, after the expiration of such Exchange Period or upon close of the escrow, whichever occurs first. In the event it is necessary for Qualified Escrow Holder to incur professional fees or investment expenses, pay claims or taxes which may be due and owing as a direct result of this Escrow Agreement, such fees or expenses shall not be incurred without prior written notice by Intermediary. Upon approval, the Qualified Escrow Holder shall be entitled to reimbursement. If the Qualified Escrow Holder’s expenses exceed the amount of the Escrowed Funds, Exchangor will remit to Qualified Escrow Holder the amount of such excess. It is the intention of the parties that Qualified Escrow Holder shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights or powers hereunder, except any directly resulting from its own gross negligence or willful misconduct.

7.     Qualified Escrow Holder Powers. In administering the Escrowed Funds, Qualified Escrow Holder shall have the following duties:

7.1	Instruments. Qualified Escrow Holder may execute and deliver any instrument upon the written authorization of the Exchangor and Intermediary under this Escrow Agreement.

7.2	Agents. Qualified Escrow Holder may act through an agent or attorney-in-fact, by and under power of attorney duly executed by it, in carrying out any of the powers and duties authorized by this Escrow Agreement.

7.3	Accounting. Qualified Escrow Holder shall render an accounting on a monthly basis to Intermediary with a copy to Exchangor.

7.4	Scope of Undertaking. Qualified Escrow Holder’s duties and responsibilities in connection with this Escrow Agreement shall be purely ministerial and shall be limited to those expressly set forth in this Escrow Agreement. Qualified Escrow Holder is not a principal, participant or beneficiary in any transaction underlying this Escrow Agreement and shall have no duty to inquire beyond the terms and provisions hereof. Qualified Escrow Holder shall have no responsibility or obligation of any kind in connection with this Escrow Agreement or the Escrowed Funds and shall not be required to deliver the Escrowed Funds or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, invest, reinvest, and deliver the Escrowed Funds as herein provided. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the parties hereto that Qualified Escrow Holder shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to or liability for its failure to provide investment recommendations or investment advice to the Exchangor and Intermediary or either of them. Qualified Escrow Holder shall not be liable for any error in judgment, any act or omission, any mistake or law or fact, or for anything it may do or refrain from doing in connection herewith, except for, subject to Section 7.5 hereinbelow, its own willful misconduct or gross negligence.

7.5	Reliance; Liability. Qualified Escrow Holder may rely on, and shall not be liable for following the instructions contained in any written notice, instruction or request or other paper furnished to it hereunder or pursuant hereto and believed by it to have been signed or presented by the proper party or parties. Qualified Escrow Holder shall be responsible for holding, investing, reinvesting and disbursing the Escrowed Funds pursuant to this Escrow Agreement; provided, however, that in no event shall Qualified Escrow Holder be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages in excess of Qualified Escrow Holder’s fee hereunder and provided, further, that Qualified Escrow Holder shall have no liability for any loss arising from any cause beyond its control, including, but not limited to, the following: (a) acts of God, force majeure, including, without limitation, war (whether or not declared or existing), revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes and other differences with employees; (b) the act, failure or neglect of any Exchangor and Intermediary or any agent or correspondent or any other person selected by Qualified Escrow Holder; (c) any delay, error, omission or default of any mail, courier, telegraph, cable or wireless agency or operator; or (d) the acts or edicts or any government or governmental agency or other group or entity exercising governmental powers. Qualified Escrow Holder is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part hereof or for the transaction or transactions requiring or underlying the authority of any person executing this Escrow Agreement or any part hereof or depositing the Escrowed Funds.

7.6	Right of Interpleader. Should any controversy arise involving the parties hereto or any of them or any other person, firm or entity with respect to this Escrow Agreement or the Escrowed Funds, or should a substitute Qualified Escrow Holder fail to be designated, as provided in Section 8.7 hereof, or if Qualified Escrow Holder should be in doubt as to what action to take, Qualified Escrow Holder shall have the right, but not the obligation, either to (a) withhold delivery of the Escrowed Funds until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved or (b) institute a petition for interpleader in any court of competent jurisdiction to determine the rights of the parties hereto. In the event Qualified Escrow Holder be threatened with litigation or become involved in litigation or binding arbitration in any manner whatsoever in connection with this Escrow Agreement or the Escrowed Funds, then, Exchangor hereby agrees to reimburse Qualified Escrow Holder for its reasonable attorneys’ fees and any and all other expenses, losses, costs and damages incurred by Qualified Escrow Holder in connection with or resulting from such threatened or actual litigation or arbitration prior to any disbursement hereunder, unless such litigation or arbitration involves or arises out of or incident to claims of gross negligence or willful misconduct by the Qualified Escrow Holder.

7.7	Bonding. Qualified Escrow Holder shall not be required to give any bond or any other security.

8.	General Provisions.

8.1	Exchange Agreement. This Escrow Agreement is subject to all the terms and conditions contained in the Exchange Agreement. In the event of conflict, the terms of the Exchange Agreement shall prevail; except for the duties of Qualified Escrow Holder, in which case the terms of the Escrow Agreement shall prevail.

8.2	Tax Matters. Exchangor shall provide Qualified Escrow Holder with its taxpayer identification number documented by an appropriate Form W-8 or Form W-9 upon execution of this Escrow Agreement. Failure to provide such forms may prevent or delay disbursements from the Escrowed Funds and may also result in the assessment of a penalty and Qualified Escrow Holder’s being required to withhold tax on any interest or other income earned on the Escrowed Funds. Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable.

8.3	Lien. The Exchangor and the Intermediary hereby grant to Escrow Agent a lien upon, and security interest in, all its right, title and interest in and to all of the Escrowed Funds as security for the payment and performance of its obligations owing to Escrow Agent hereunder, including, without limitation, its obligations of payment, indemnity and reimbursement provided for hereunder, which lien and security interest may be enforced by Escrow Agent without notice by charging and setting-off and paying from, the Escrowed Funds any and all amounts then owing to it pursuant to this Escrow Agreement or by appropriate foreclosure proceedings.

8.4	Notices. Any notice or other communication required or permitted to be given under this Escrow Agreement by any party hereto to any other party hereto shall be considered as properly given if in writing and (a) delivered against receipt therefor, (b) mailed by registered or certified mail, return receipt requested and postage prepaid or (c) sent by telefax machine, in each case to the address or telefax number, as the case may be, set forth below:

If to Qualified Escrow Holder:
          BANK OF TEXAS, N. A.
          Attn: Tim Merrell, Sr. Vice President
          5956 Sherry Lane, Suite 1100
          Dallas, TX 75225
          Phone: (214) 987-8873
          Fax: (214) 987-8866
Email: tmerrell@mail.bokf.com

If to Exchangor: TOREADOR RESOURCES CORPORATION Attn: Doug Weir, Senior VP & CFO 4809 Cole Avenue, Suite 108 Dallas, TX 75205 Phone: (214) 559-3933 Fax: (214) 559-3945 Email: dweir@toreador.net

If to Intermediary:
          PETROLEUM STRATEGIES, INC.
          Attn: Ann Adams, Exchange Manager
          P. O. Box 5562 (79704)
          303 West Wall Street, Suite 1500
          Midland, TX 79701
          Phone: (432) 682-0292
          Fax: (432) 682-4013
Email: ann@petroleumstrategies.com

Delivery of any communication given in accordance herewith shall be effective only upon actual receipt thereof by the party or parties to whom such communication is directed. Any party to this Escrow Agreement may change the address to which communications hereunder are to be directed by giving written notice to the party or parties hereto in the manner provided in this section.

8.5	Consultation with Legal Counsel. Qualified Escrow Holder may consult with its counsel or other satisfactory to it concerning any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered or omitted by it in good faith upon the advice of such counsel, except those resulting from Qualified Escrow Holder’s gross negligence or willful misconduct.

8.6	Choice of Laws; Cumulative Rights. This Escrow Agreement shall be construed under, and governed by, the laws of the State of Texas. All of Qualified Escrow Holder’s rights hereunder are cumulative of any other rights it may have at law, in equity or otherwise. The parties hereto agree that the forum for resolution of any dispute arising under this Escrow Agreement shall be Dallas County, Texas, and each of the Exchangor and Intermediary hereby consents and submits itself to the jurisdiction of any State or Federal court sitting in Dallas County, Texas.

8.7	Resignation. Qualified Escrow Holder may resign hereunder upon ten (10) days’ prior notice to the Exchangor and Intermediary. Upon the effective date of such resignation, Qualified Escrow Holder shall deliver the Escrowed Funds to any substitute escrow agent designated by Intermediary in writing. If Intermediary fails to designate a substitute escrow agent within ten (10) days after the giving of such notice, Qualified Escrow Holder may institute a petition for Interpleader. Qualified Escrow Holder’s sole responsibility after such 10-day notice period expires shall be to hold the Escrowed Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Qualified Escrow Holder’s obligations hereunder shall cease and terminate.

8.8	Assignment. This Escrow Agreement shall not be assigned by either the Exchangor or Intermediary without the prior written consent of Qualified Escrow Holder (such assigns of the Exchangor and Intermediary to which Qualified Escrow Holder consents, if any, and Qualified Escrow Holder’s assigns being hereinafter referred to collectively as “Permitted Assigns”), which consent shall not be unreasonably withheld.

8.9	Severability. If one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provisions hereof; and this Escrow Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof shall be given full force and effect.

8.10	Termination. This Escrow Agreement shall terminate upon the disbursement, in accordance with Sections 4 and Section 8.7 hereof, provided, however, that in the event all fees, expenses, costs and other amounts required to be paid to Qualified Escrow Holder hereunder are not fully and finally paid prior to termination, the provisions of Section 6.1 and the last two sentences of Section 7.6 hereof shall survive the termination hereof.

8.11	Entire Agreement. This Escrow Agreement contains the entire agreement between the parties relating to the transactions herein and the terms of this Escrow Agreement will prevail over all prior or contemporaneous agreements, understandings, representations and statements in conflict herewith. No modification, waiver, amendment, discharge or change in this Escrow Agreement shall be valid unless in writing and signed by all of the parties hereto.

8.12	Definitions. Terms and definitions used herein and not otherwise defined, have the same meaning as provided in the Exchange Agreement.

8.13	Counterparts. This Escrow Agreement may be executed in several counterparts, and each counterpart shall be deemed a part of the original Escrow Agreement for all purposes.

8.14	Non-Binding Mediation/Right of Interpleader. If a dispute ever arises between the parties concerning the performance of obligations hereunder, which the parties cannot resolve by mutual agreement, then the parties shall submit themselves to mediation in accordance with the mediation procedures generally used by the State District Courts in Dallas County, Texas, in order to attempt a resolution of their dispute. This provision shall constitute a condition precedent to seeking judicial enforcement of any provisions herein. In this case, or if a substitute Qualified Escrow Holder fails to be designated as provided in Section 8.7, Qualified Escrow Holder shall have the right, but not the obligation, either to withhold delivery of the Escrowed Funds until the controversy is resolved or its doubts are resolved, or to institute a petition for interpleader in any court of competent jurisdiction to determine the rights of the parties hereto.

SIGNATURE SECTION

Master Qualified Escrow Agreement
Bank of Texas, N. A., Petroleum Strategies, Inc.,
and Toreador Resources Corporation

IN WITNESS WHEREOF, the parties hereto, execute this Escrow Agreement effective as of the date first above.

QUALIFIED ESCROW HOLDER	QUALIFIED INTERMEDIARY
BANK OF TEXAS, N. A.	PETROLEUM STRATEGIES, INC.
A National Banking Association	A Texas Corporation

By: /s/ Timothy E. Merrell, Sr. Vice President Timothy E. Merrell, Sr. Vice President	By: /s/ Cary D. Brown, Executive Vice President Cary D. Brown, Executive Vice President

Escrow Holder Address:	Intermediary Address:
BANK OF TEXAS, N. A.	PETROLEUM STRATEGIES, INC.
Attn: Tim Merrell, Sr. Vice President	Attn: Ann Adams, Exchange Manager
5956 Sherry Lane, Ste 1100	P. O. Box 5562 (79704)
Dallas, TX 75225	303 West Wall Street, Ste 1500
Phone: (214) 987-8873	Midland, TX 79701
Fax: (214) 987-8866	Phone: (432) 682-0292
Email: tmerrell@bokf.com	Fax: (432) 682-4013
Email: ann@petroleumstrategies.com

EXCHANGOR
TOREADOR RESOURCES CORPORATION
A Delaware Corporation

By: /s/ Douglas W. Weir, Sr. Vice President & CFO
Douglas W. Weir, Sr. Vice President & CFO

Exchangor Address:
Toreador Resources Corporation
Attn: Douglas W. Weir	TOREADOR RESOURCES CORP.
4809 Cole Avenue, Ste 108	Exchangor Tax ID No:
Dallas, TX 75205
Phone: (214) 559-3933	TIN: 75-0991164
Fax: (214) 559-3945
Email: dweir@toreador.net

EXHIBIT “A”

Attached and made a part of the Master Qualified Escrow Agreement among PETROLEUM STRATEGIES, INC. (“Intermediary”), BANK OF TEXAS, N. A., a national banking association (“Bank”), as QUALIFIED ESCROW HOLDER (“Qualified Escrow Holder”), and TOREADOR RESOURCES CORPORATION (“Exchangor”), dated January 9, 2004.

INDEMNITY AGREEMENT

This Indemnity Agreement is made among the parties hereto in connection with the referenced Master Qualified Escrow Agreement made among PETROLEUM STRATEGIES, INC. (“Intermediary”), BANK OF TEXAS, N. A., a national banking association (“Bank”), as QUALIFIED ESCROW HOLDER (“Qualified Escrow Holder”), and TOREADOR RESOURCES CORPORATION (“Exchangor”).

RECITALS

WHEREAS, Intermediary is acting hereunder solely in the capacity of a Qualified Intermediary;

WHEREAS, Bank is acting hereunder solely in the capacity of the Qualified Escrow Holder of the Qualified Escrow Account; and

WHEREAS, Intermediary’s and Qualified Escrow Holder’s agreement to participation in the exchanges is in reliance upon the following indemnities from Exchangor.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

AGREEMENT

1.	PROPERTY INDEMNITY. Intermediary and Qualified Escrow Holder or any of them has not made nor undertaken, nor will they make or undertake, any investigation with respect to either the Relinquished Property or the Replacement Property, or any of them, nor shall they or any of them be liable to Exchangor for any representation or warranty whatsoever concerning any matter affecting or relating to any property or the condition thereof or the title thereof, including, without limitation, representations and warranties relating to health or the environment. Exchangor hereby irrevocably agrees to and does indemnify and release Intermediary and Qualified Escrow Holder and their respective officers, directors, employers and agents, from and against any liability, demand, claim, loss, damage, fines, penalties, cost or expense that Exchangor, its successors or assigns, may incur in connection with any matter relating to the Relinquished Property and/or the Replacement Property or any of them, and/or any term and/or condition referred to in any purchase contract.

2.	GENERAL INDEMNITY. Exchangor shall and does hereby agree to hold Intermediary and Qualified Escrow Holder harmless and indemnify and defend Intermediary, its directors, officers, employees, and agents and Qualified Escrow Holder, its directors, officers, employees, and agents, from and against any claim, liability, demand, expense, fines, penalties, tax or assessment of any nature or kind, expressed or implied, whether sounding in tort, contract or otherwise that may be asserted against Intermediary, Qualified Escrow Holder, their directors, officers, employees and agents, by any person (other than Exchangor), firm, corporation, governmental agency or taxing authority, including but not limited to any and all supplemental tax bills issued by the tax collector for the country in which the respective property is located, that may arise out of breach of any federal, state or local law, rule or ordinance, including, without limitation, those relating to health or the environment, applicable to the Relinquished Property, the Replacement Property or Exchangor, its predecessors, successors, and assigns, or any acts or omissions, active or passive, in connection with any matters contemplated by this Escrow Agreement or from participation therein, except which arise from the gross negligence or willful misconduct of Intermediary, Qualified Escrow Holder, including breach of banking regulations, or any other person to be indemnified.

3.	HAZARDOUS MATERIALS INDEMNITY. Exchangor shall also indemnify, defend, protect and hold Intermediary, Qualified Escrow Holder, their directors, officers, employees, and agents, free and harmless from and against any and all claims, liabilities, damages, penalties, fines, forfeitures, losses or expenses (including attorneys’ fees), whether by death or injury to person, damage to property or otherwise, arising from or caused in whole or in part, directly or indirectly, by the presence in, on, under or about the Relinquished Property or the Replacement Property or any improvements thereon of any “Hazardous Materials” (as hereinafter defined), or the release, use, analysis, discharge or generation of Hazardous Materials to, in, on, under, or about or from any such property or improvements thereon, to the extent such liabilities and claims arise from or are attributable to the specific obligations of the Intermediary or Qualified Escrow Holder pursuant to the Master Qualified Escrow Agreement, to which this EXHIBIT “A” is attached. Exchangor’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs, expenses, fines and penalties of any required or necessary repair, cleanup, remedial, removal, or detoxification or decontamination of all or part of the Relinquished Property, the Replacement Property, any other affected property, or any improvements, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith, and these obligations to indemnify Intermediary and Qualified Escrow Holder, and their officers, directors, employees, and agents, shall survive the transfer of any such Property or improvements to Intermediary’s successor in interest. For purpose of the indemnity provisions hereof, any acts or omissions of, or by, employees, agents, assignees, or representatives of Exchangor or others acting for or on behalf of Exchangor (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Exchangor. For the purposes of this paragraph, “Hazardous Materials” shall include but not be limited to substances defined as “hazardous substance, “Hazardous Materials”, or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et. seq. (“CERCLA”); the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et. seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et. seq.; or as any said above-mentioned laws may be amended from time to time, and in the regulations adopted and the publications promulgated pursuant to said laws. In the event the terms, “hazardous substance” or “toxic substance” are defined more broadly under any applicable state or local law, the broadest definition shall apply. For the purposes of the indemnity provision hereof, the term “hazardous substance”, shall include crude oil, petroleum and their fractions, and oil and gas exploration and production wastes that could reasonably be expected to present an endangerment to public health or welfare or the environment, even if such wastes are specifically exempt from classification as a hazardous substance under CERCLA.

EXHIBIT “B”

Attached and made a part of the Master Qualified Escrow Agreement among PETROLEUM STRATEGIES, INC. (“Intermediary”), BANK OF TEXAS, N. A., a national banking association (“Bank”), as QUALIFIED ESCROW HOLDER (“Qualified Escrow Holder”), and TOREADOR RESOURCES CORPORATION (“Exchangor”), dated January 9, 2004.

THE FOLLOWING AUTHORIZED SIGNATORIES and their signatures are set forth for the disbursement of Funds from the Escrow Account:

FOR EXCHANGOR:	/s/ Douglas W. Weir
Douglas W. Weir
Sr. Vice President & CFO

/s/ G. Thomas Graves, III
G. Thomas Graves, III
President & CEO

FOR INTERMEDIARY:	/s/ Dale A. Brown
Dale A. Brown
President

/s/ Cary D. Brown
Cary D. Brown
Executive Vice President

/s/ Alan J. Brown
Alan J. Brown
Vice President

ALL DISBURSEMENTS from this Escrow Account require one authorized signature from Exchangor and one authorized signature from Intermediary.

EXHIBIT “C”

Attached and made a part of the Master Qualified Escrow Agreement among PETROLEUM STRATEGIES, INC. (“Intermediary”), BANK OF TEXAS, N. A., a national banking association (“Bank”), as QUALIFIED ESCROW HOLDER (“Qualified Escrow Holder”), and TOREADOR RESOURCES CORPORATION (“Exchangor”), dated January 9, 2004.

BANK OF TEXAS, N. A.

CUSTODIAN ESCROW FEE AGREEMENT

No fee shall be charged for the actual opening of the Custodian Escrow Account.

A one-time fee of $10,000 shall be charged at the conclusion of the initial Deferred Exchange Agreement 04-01001. Fees charged for additional Deferred Exchange Agreements, which are covered by this Master Escrow Agreement and for which funds are to be deposited to the original account number, will be charged on an individual basis based on a negotiated fee arrangement between Exchangor and Qualified Escrow Holder.

In addition, Qualified Escrow Holder reserves the right to charge Exchangor reasonable out-of-pocket expenses related to the Custodian Escrow Account, including fees charged by attorneys, if required in the business of maintaining the escrow.